CONSENT OF INDEPENDENT ACCOUNTANTS


We  consent  to  the incorporation by reference in the  following
registration   statements  of  the  Atlantic  Richfield   Capital
Accumulation  Plan  III,  Post-Effective  Amendment  No.   4   to
Registration Statement on Form S-8 (No. 33-21553) and Post-Effective Amendment No. 4 to Registration Statement on Form S-8 (No. 33-23640) of our report dated December 9, 1996, on our audits of the statements of net assets available for benefits of the Atlantic Richfield Capital Accumulation Plan III as of June 30, 1996 and 1995, the related statement of changes in net assets available for benefits for the year ended June 30, 1996 and the supplemental schedules as of and for the year ended June 30, 1996, which report is included in this Annual Report on Form 11-K.




COOPERS & LYBRAND L.L.P.


Los Angeles, California
December 12, 1996